UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2019

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36146	27-4332098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 CommScope Place, SE

Hickory, North Carolina 28602

(Address of principal executive offices)

Registrant’s telephone number, including area code: (828) 324-2200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

In the Current Report on Form 8-K filed by CommScope Holding Company, Inc. (the “Company”) on February 15, 2019 (the “Initial Form 8-K”), the Company announced the appointment of Bruce McClelland as Chief Operating Officer, effective following completion of the Company’s acquisition of ARRIS International plc (“ARRIS”). At the time of the filing of the Initial Form 8-K, the Company had not yet finalized the details of Mr. McClelland’s compensation and noted that it would amend the Initial Form 8-K to include a description of any material plan, contract or arrangement it entered into with Mr. McClelland in connection with his appointment as Chief Operating Officer, or any grant or award to Mr. McClelland under any such plan, contract or arrangement in connection with such event.

On April 4, 2019, the Company completed its acquisition of ARRIS. This Current Report on Form 8-K/A amends the Initial Form 8-K to confirm the appointments described above and to disclose certain compensation and related agreements entered into with Mr. McClelland in connection with his appointment and employment with the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2019, the Company completed its acquisition of ARRIS and, as previously disclosed in the Initial Form 8-K, Bruce McClelland was appointed as Chief Operating Officer of the Company and Morgan Kurk, who was previously the Company’s Chief Operating Officer, became Chief Technology Officer of the Company effective upon such acquisition.

As Chief Operating Officer of the Company, Mr. McClelland will receive an annual base salary of $925,000, which is consistent with his compensation with ARRIS. As part of the acquisition, the Company succeeded to the Amended and Restated Employment Agreement, dated as of August 23, 2016, by and between ARRIS Group, Inc. and Mr. McClelland (the “Employment Agreement”). The original term of the Employment Agreement was one year, and the term extends for one day for each day Mr. McClelland remains employed. If not terminated earlier, the Employment Agreement will terminate on Mr. McClelland’s 65th birthday.

Pursuant to the Employment Agreement, Mr. McClelland is eligible to participate in the Company’s annual incentive program, with a target bonus opportunity equal to 100% of his annual base salary and a maximum bonus opportunity equal to 200% of his annual base salary. He also is eligible to receive equity awards under the Company’s equity plans, and to participate in any executive perquisite and fringe benefit programs maintained by the Company, on a basis not less favorable than those provided by the Company to executives in comparable positions.

The Employment Agreement provides that in the event Mr. McClelland’s employment is terminated by the Company without cause or by Mr. McClelland due to the Company’s material breach of the Employment Agreement, he will be entitled to receive severance equal to two years’ salary and target bonus, paid in installments over a 24-month period, payments equal to the cost of continuing medical, life and disability coverage during such 24-month period (calculated as if he was still employed), accelerated vesting of all time-based equity awards, and continued vesting of all service-based equity awards. In the event of his termination without cause or resignation for good reason within one year following a change in control, such severance amounts will be paid in a lump sum, with the bonus component based upon his average incentive bonus over the prior two years instead of target, he will receive a pro rata bonus for the termination year, and all of his equity awards will accelerate, with any performance-based vesting being determined by the board of directors or the compensation committee in its good faith discretion. If the payments owed to Mr. McClelland as a result of the termination following a change of control would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the amount of such payments will be reduced to extent necessary to avoid the excise tax.

In the event Mr. McClelland retires after achieving age 62 and 10 years of service, his equity awards will continue to vest as if he had remained employed by the Company. Mr. McClelland is subject to customary non-compete and non-solicitation provisions during the term of the Employment Agreement and for a period of 24 months following termination.

Mr. McClelland will enter into the Company’s standard indemnification agreement, as described in the Company’s registration statement on Form S-1(the “S-1”), the form of which is filed as Exhibit 10.22 to the S-1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit.	Description.

10.1	Amended and Restated Employment Agreement, dated as of August 23, 2016, by and between ARRIS Group, Inc. and Mr. McClelland

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2019	COMMSCOPE HOLDING COMPANY, INC.

	By:	/s/ Frank B. Wyatt, II
Frank B. Wyatt, II
Senior Vice President,
General Counsel and Secretary